EXHIBIT 10.17

                                 AVON PRODUCTS, INC.
                               1993 STOCK INCENTIVE PLAN

                                 STOCK OPTION AGREEMENT


                               DATE OF GRANT:  OCTOBER 30, 1995





         1. Grant of Option. Pursuant to the provisions of the Avon Products, Inc., 1993 Stock Incentive Plan (the "Plan"), Avon Products, Inc. (the "Company"), on the above date has granted to James E. Preston (the "Optionee") the right and option to purchase from the Company a total of Three Hundred and Twenty Five Thousand (325,000) shares of Common Stock of the Company at the exercise price of $69.375 per share (the "Option"). This Option is subject to the terms and conditions of the Plan and those set forth in this Agreement. All capitalized terms used herein shall have the meaning set forth in the Plan, unless the context requires a different meaning.

         2.  Exercise of Option

         (a) Except as otherwise provided in this Agreement, this Option shall be exercisable in its entirety commencing May 7, 1998 and shall continue to be exercisable, in whole or in part, subject to the terms of Section 3 hereof. The Option may become exercisable at a date earlier than May 7, 1998 in the event of the Optionee's termination of employment due to death, permanent disability, involuntary termination by the Company other than for cause, or voluntary termination with the consent of the Company's Board of Directors. Except in the case of death, however, this Option may not be exercisable prior to November 2, 1996.

          (b) In accordance with the Plan this entire Option shall be immediately cashed out effective as of the date of any "Change in Control", regardless of whether or not otherwise exercisable. For this purpose, the "Change in Control Price" shall be the higher of (i) the highest price paid for a share of Stock as reported on the New York Stock Exchange Composite Tape during the 12 month period ending with the effective date of Change in Control or (ii) the highest cash tender offer price for a share of Stock during such period. In the event that a tender offer for Stock consists of a combination of cash and securities, the Change in Control Price calculated under (ii) would be based solely on the cash price equivalent of such offer.

          (c) Shares may be purchased by giving the Company's Corporate Secretary or Assistant Secretary written notice of exercise, specifying the number of shares to be purchased. The notice of exercise shall designate one of the following methods of purchase:

          (i) tender to the Company of a check for the full exercise price of the shares with respect to which such Option or portion thereof is exercised, or

          (ii) instructions to the Company to deliver all the shares being exercised to a broker-dealer with whom an arrangement has been made to deliver the full exercise price to the Company. The Company may establish special terms and conditions for this "cashless" exercise, and at any time may terminate

          3. Expiration of Option. The Option shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:

          (a)  November 1, 2005;

          (b) The Optionee's Termination of Employment for Cause (as defined below) or the Optionee's voluntary termination of employment without consent of the Company's Board of Directors; or

          (c) The Optionee's intentional material violation of any non-disclosure or non-compete covenant applicable to the Optionee as set forth in his employment agreement.

                Retirement prior to attainment of age 65 shall be deemed to constitute voluntary termination of employment for purposes of this Agreement. "Permanent Disability" shall have the same meaning as that provided by the Company's Long Term Disability Plan regardless of whether or not the Optionee is covered by such a plan.

                "Cause" shall have the same meaning as that provided by the Optionee's employment agreement dated as of November 1, 1995.

          4. Tax Withholding. No distribution of shares may be made to the Optionee until the Company has received all amounts required for federal, state or local tax withholding. The method of discharging such withholding obligation shall be elected with the notice of exercise and may include (i) payment by check, (ii) withholding of that number of Option shares by the Company having a Fair Market Value equal to the amount required to satisfy such withholding obligation, or (iii) use of a 'cashless exercise' using a broker-dealer in a manner similar to that described in Section 2(c)(ii) hereof. The method of withholding shall be subject to such rules as the Committee may adopt from time to time. It is recognized by both parties that, based on current laws, the difference between the Fair Market Value of the shares purchased by an option exercise and the exercise price of such shares generally will constitute ordinary taxable income for federal income and "Medicare" tax purposes and for most state and local income tax purposes.

          5. Non-Transferability. The Option is non-transferable, except by will or the laws of descent and distribution, if applicable, and shall be exercisable only by the Optionee or his estate subject to
Section 3 hereof.

          6. Notice. Any notices required to be given hereunder to the Company shall be addressed to the Secretary or Assistant Secretary of the Company at the Company's headquarters offices in New York City, New York. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his current address shown on the Company's records. Notice shall be sent by mail, express delivery or, if practical, by hand delivery.

          7. Other Provisions. The provisions set forth in Section 5 of the Plan are specifically incorporated by reference in this Agreement, including but not limited to those pertaining to the following matters:

          a.  Changes in Capitalization; Merger; Liquidation
          b.  Right to Terminate Employment
          c.  Non-alienation of Benefits
          d.  Choice of Law

          IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee, have entered this Agreement as of the Date of Grant first above written.

                               AVON PRODUCTS, INC.



/s/James E. Preston              Marcia L. Worthing
   James E. Preston              Marcia L. Worthing
                                 Senior Vice President, Human
                                   Resources and Corporate Affairs